Exhibit 10.1

AMENDMENT NO. 1 TO LETTER AGREEMENT

This Amendment No. 1 to Letter Agreement (the “Amendment”), dated as of June 9, 2017, amends that certain letter agreement (the “Letter Agreement”), dated as of August 4, 2016, by and between Enumeral Biomedical Holdings, Inc. (with its subsidiaries, the “Company”) and Arthur H. Tinkelenberg, Ph.D. (“Executive”). Capitalized word used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Letter Agreement.

Pursuant to the terms of the Letter Agreement, the Company agreed to make certain payments to Executive in connection with Executive’s separation of employment with the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive agree to amend the Letter Agreement as follows:

1.	Executive foregoes, and the Company shall have no further obligation to pay, any and all remaining amounts of the Severance Payment due to Executive, effective as of June 1, 2017. Executive acknowledges and agrees that the installment of the Severance Payment made by the Company to Executive on May 31, 2017 will be the last installment of the Severance Payment due under the Letter Agreement.

2.	All of Executive’s options to purchase shares of the Company’s common stock and restricted stock grants in the Company held by the Executive or in a trust established by Executive for the benefit of Executive’s spouse, children or heirs that were unvested as of the Separation Date have continued to vest during the Severance Period pursuant to the vesting schedules set forth in such option agreements and restricted stock agreements, as applicable. All remaining unvested options and shares of restricted stock shall now fully vest and become exercisable as of June 1, 2017. For the avoidance of doubt, the period for exercising all such options to purchase common stock of the Company is extended to July 28, 2022 (which is the date that is five years following the expiration of the Severance Period).

3.	Effective June 1, 2017, Paragraphs 11 and 12 of the Letter Agreement (“Post-Termination Restrictions”) are hereby deleted in their entirety. Similarly, effective June 1, 2017, the Company hereby waives, cancels and forgives all restrictions, of any kind, imposed on Executive pursuant to Section 7 (“Non-Competition”) of the Amended Employment Agreement. For the avoidance of doubt, effective June 1, 2017, Paragraphs 11 and 12 of the Letter Agreement and Section 7 of the Amended Employment Agreement shall be null and void.

4.	Except as explicitly set forth herein, the terms and conditions of the Letter Agreement remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

Enumeral Biomedical Holdings, Inc.

By: /s/ Matthew A. Ebert

Name: Matthew A. Ebert

Title: General Counsel and Corporate Secretary

EXECUTIVE

/s/ Arthur H. Tinkeleberg, Ph.D.
Name: Arthur H. Tinkeleberg, Ph.D.